EXHIBIT 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699
NEWS RELEASE

AT THE COMPANY:
Kenneth Boerger	Scott Sellick
VP/Treasurer	VP/Chief Financial Officer
(419) 325-2279	(419) 325-2135
FOR IMMEDIATE RELEASE
FRIDAY, JULY 28, 2006
LIBBEY INC. ANNOUNCES IMPROVED SECOND QUARTER RESULTS
•	Sales Increase 9.3 Percent

•	Reported Net Loss of $9.6 Million, or $0.68 Per Share

•	Adjusted Net Income of $3.9 Million, or $0.27 Per Share Versus $0.25 Per Share in Q2 2005

•	Adjusted EBITDA of $19.2 Million versus $16.6 Million in Q2 2005

•	Pro-forma Adjusted EBITDA $27.2 Million Versus $24.1 Million in Q2 2005

•	Strong Performance at Crisa
TOLEDO, OHIO, JULY 28, 2006—Libbey Inc. (NYSE: LBY) reported today improved second quarter financial results on an adjusted basis, excluding special charges related to the Crisa acquisition and refinancing completed on June 16, 2006. Sales increased 9.3 percent to $158.0 million from $144.5 million in the prior year second quarter.
Libbey reported a net loss of $9.6 million, or $0.68 per share, for the second quarter ended June 30, 2006, as compared with a net loss of $0.9 million or $0.06 per share in the prior year quarter. The net loss for the quarter included a total of $13.4 million, or $0.95 per share, in special charges related to the consolidation of two of its recently acquired Mexican facilities and the write-off of finance fees (see Tables 1 and 2).
The Company posted second quarter adjusted net income, excluding special charges of $3.9 million, or $0.27 per share, as compared with $3.4 million, or $0.25 per share, for the year-ago quarter (see Tables 1 and 2).
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Second Quarter Results
For the quarter-ended June 30, 2006, sales increased 9.3 percent to $158.0 million from $144.5 million in the year-ago quarter. The increase in sales was primarily attributable to the consolidation of sales of Crisa, the Company’s former joint venture in Mexico, for the last two weeks of June, a more than 10 percent increase in shipments to retail and export glassware customers and shipments of Traex products, an 8 percent increase in shipments of Royal Leerdam and Crisal products and a 5 percent increase in sales to foodservice glassware customers. Shipments of Syracuse China products were down approximately 8 percent as the result of the work stoppage early in the quarter and shipments of World Tableware products were down slightly. Excluding Crisa’s sales, sales were up 4.0 percent in total.
The Company reported a loss from operations of $4.1 million during the quarter, as compared to income from operations of $2.5 million in the year-ago quarter. Income from operations, excluding special charges (see Table 1), was $11.0 million during the quarter, as compared to $8.9 million for the year-ago quarter (see Table 2). Factors contributing to the increase in income from operations were higher sales, higher production activity and reduced selling, general and administrative expenses due to the salary workforce reduction implemented at the end of the second quarter of last year. Partially offsetting these improvements were slightly higher manufacturing expenses at the Company’s Syracuse China operations related to the work stoppage, a $0.6 million increase in natural gas costs and $1.5 million in increased pension and postretirement welfare expenses.
From April 1, 2006 until June 16, 2006, when the Company acquired 100 percent ownership of Crisa, pretax equity earnings from Crisa were $0.9 million as compared to an equity loss of $0.8 million in the second quarter of 2005. The increased earnings were the result of increased and more profitable sales, higher translation gain, and lower natural gas and electricity costs.
Libbey reported that adjusted EBITDA as detailed on Table 4 increased to $19.2 million in the second quarter of 2006 as compared to $16.6 million in the year-ago quarter.
Interest expense increased $6.7 million compared with the year-ago period as a result of the refinancing consummated on June 16, 2006. Contributing to the increase in interest expense was a write-off of $4.9 million of financing fees associated with debt retired during the quarter, higher debt and higher average interest rates.
The effective tax rate remained unchanged at 33 percent for the quarter. Libbey reported a net loss was $9.6 million, or $0.68 per diluted share, compared with a diluted loss per share of $0.06 in the second quarter of 2005. The Company reported that its diluted earnings per share for the second quarter of 2006, as detailed in the attached Table 2, and excluding special charges of $15.1 million pretax relating to the announced consolidation of two of its recently acquired Mexican facilities and the write-off of $4.9 million pretax of finance fees outlined in the attached Table 1, was $0.27 per diluted share. This compares to diluted earnings per share of $0.25 during the second quarter of 2005, excluding the impact of special charges relating to the 2005 salary reduction program and
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the capacity realignment charges associated with the shutdown of Libbey’s City of Industry, California, facility in February 2005, as detailed in the attached Table 1.
Six-Month Results
For the six months ended June 30, 2006, sales increased 6.8 percent to $292.9 million from $274.3 million in the year-ago period. Excluding Crisa’s sales during the last two weeks of June 2006, sales increased 4.0 percent compared with the first six months of 2005. This increase in sales was attributable to increases of at least 8 percent in shipments to foodservice glassware customers, retail customers, export customers, Traex customers and Crisal customers. Sales of Royal Leerdam products increased almost 2 percent as compared to the first six months of 2005. Shipments to industrial customers were down over 10 percent during the first half of 2006, while shipments of Syracuse China and World Tableware products were down slightly.
Libbey reported a loss from operations of $1.1 million during the first six months of 2006 as compared to income from operations of $2.6 million during the year-ago period. Adjusted income from operations, excluding special charges (see Table 2), was $14.1 million for the first six months of 2006, as compared to $12.0 million for the year-ago period. Contributing to the increase in adjusted income from operations were higher sales, higher production activity and improved operating results at Crisal in Portugal.
Equity earnings from Crisa were $2.0 million on a pretax basis, as compared to a pretax loss of $0.2 million in the year-ago period. The increased equity earnings were the result of increased and more profitable sales, higher translation gain, and lower natural gas and electricity costs.
For the first six months of 2006, adjusted EBITDA, as detailed on Table 4, was $32.0 million, a 10.6 percent increase over adjusted EBITDA of $29.0 million during the first half of 2005.
Interest expense increased $7.0 million compared with the year-ago period as a result of the refinancing completed on June 16, 2006. Contributing to the increase in interest expense were a write-off of $4.9 million of financing fees associated with debt retired during the quarter, higher debt and higher average interest rates.
The Company recorded a net loss of $9.1 million, or $0.64 per diluted share, compared with a net loss of $2.5 million, or $0.18 per diluted share, in the year-ago period. The Company reported that its diluted earnings per share for the first six months of 2006, as detailed in the attached Table 2, and excluding special charges of $15.1 million pretax relating to the announced consolidation of two of its recently acquired Mexican facilities and the write-off of $4.9 million pretax of finance fees outlined in the attached Table 1, were $0.31 per diluted share. This compares to diluted earnings per share of $0.27 during the first six months of 2005, excluding the impact of special charges relating to the 2005 salary reduction program and the capacity realignment charges associated with the shutdown of Libbey’s City of Industry, California, facility in February 2005, as detailed in the attached Table 1.
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Cash Flow
Year-to-date cash flow from operations increased $8.9 million, or 77.3 percent to $20.4 million as compared to the year-ago period. Contributing to the increase in operating cash flow were higher earnings and a reduction in working capital.
Working capital, defined as inventories and accounts receivable less accounts payable, increased by $44.3 million from $170.3 million to $214.6 million compared to June 30, 2005 due to the acquisition of Crisa. Excluding working capital of $54.5 million at Crisa at June 30, 2006, the Company’s working capital was $10.2 million lower than the year-ago period, reflecting the Company’s continued efforts to reduce its investment in working capital.
Pro Forma Results
Libbey reported that pro forma adjusted EBITDA as detailed on Table 3 increased to $27.2 million in the second quarter of 2006 as compared to $24.1 million in the year-ago quarter. For the first six months of 2006, pro forma adjusted EBITDA, as detailed on Table 3, was $49.5 million, a 10.3 percent increase over pro forma adjusted EBITDA of $44.9 million during the first half of 2005.
Outlook for 2006
John F. Meier, chairman and chief executive officer, commenting on the quarter, said, “We are pleased with the addition of Crisa to the Libbey family and with the strength of our core business performance. Sales to foodservice glassware customers were strong and shipments to retail customers were especially robust. We saw a solid performance from Crisa, our recently acquired Mexican glass tableware operation.” Meier also added, “With the closing of our acquisition of the remaining 51 percent of Crisa on June 16, 2006, we will now be including their results of operations for the balance of 2006. We are well into our consolidation of the facilities in Mexico, and we look forward to harvesting those future savings.” He added, “We expect third and fourth quarter sales to increase by 4 to 5 percent as compared with the pro forma third and fourth quarter sales in 2005. Earnings before interest, taxes, depreciation and amortization (EBITDA) are expected to be between $18.5 million and $19.5 million in each of the third and fourth quarters of 2006.”
Libbey also confirmed that it is on schedule to begin production in early 2007 at its new glass tableware production facility in China.
Webcast Information
Libbey will hold a conference call for investors on Friday, July 28, 2006, at 11 a.m. Eastern Daylight Time. The conference call will be simulcast live on the Internet on both www.libbey.com and http://phx.corporate-ir.net/phoenix.zhtml?p=irol-
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eventDetails&c=64169&eventID=1356560 To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 30 days after the conclusion of the call.
This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 16, 2006, and current report on Form 8-K filed with the Commission on May 15, 2006. Important factors potentially affecting performance include but are not limited to increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico, including the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico and Western Europe, caused by terrorist attacks or otherwise; significant increases in per unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher interest rates that increase the Company’s borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Crisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; whether the Company completes any significant acquisition, and whether such acquisitions can operate profitably. With respect to its expectations regarding the recent Crisa acquisition, these factors also include, the ability to successfully integrate the operations of Crisa and recognize the expected synergies and the ability of Vitro to supply necessary services to Crisa, and our ability to capitalize on the expanded platform that the acquisition of Crisa will provide.
Libbey Inc.:
•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;

•	is expanding its international presence with facilities in Mexico, the Netherlands, Portugal, and a facility in China that is expected to begin production in 2007;

•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and

•	supplies products to foodservice, retail, industrial and business-to-business customers in over 90 countries.
Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass
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tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2005, Libbey Inc.’s net sales totaled $568.1 million.

Table 1
Summary of Special Charges
(Dollars in thousands)

	Three Months ended June 30,		Six Months ended June 30,
	2006	2005	2006	2005
Capacity realignment:
Fixed asset related	$—	$372	$—	$520
Severance & benefits	—	—	—	2,019
Miscellaneous	—	475	—	1,305

Included in Special charges	$—	$847	$—	$3,844

In August 2004, Libbey announced that it was realigning its production capacity in order to improve its cost structure. Pursuant to the plan, Libbey closed its manufacturing facility in City of Industry, California, in February 2005 and realigned production among its other glass manufacturing facilities. Libbey has recorded a pretax charge of $847 in the second quarter 2005 and $3,844 year-to-date 2005, as detailed above.

Salary reduction program:
Pension & retiree welfare	$—	$867	$—	$867

Included in Cost of sales	—	867	—	867

Pension & retiree welfare	—	1,347	—	1,347

Included in Selling, general and administrative expenses	—	1,347	—	1,347

Employee termination costs	—	3,350	—	3,350

Included in Special charges	—	3,350	—	3,350

Pretax salary reduction program	$—	$5,564	$—	$5,564

In June 2005, Libbey reduced its North American salaried workforce by ten percent in order to reduce Libbey’s overall cost profile. The pretax charge for the salary reduction was $5,564 in the second quarter of 2005 as detailed above.

Crisa Restructuring:
Inventory write-down	$2,543	$—	$2,543	$—

Included in Cost of sales	2,543	—	2,543	—

Fixed asset related	$12,587	$—	$12,587	$—

Included in Special charges	12,587	—	12,587	—

Crisa Restructuring	$15,130	$—	$15,130	$—

In June 2006, Libbey announced plans to consolidate Crisa’s two principal manufacturing facilities. Libbey has recorded a pretax charge of $15,130 in the second quarter of 2006 as detailed above.

Write-off of finance fees:
Write-off of finance fees	4,906		4,906

Included in Interest expense	$4,906	$—	$4,906	$—

In June 2006, Libbey wrote off unamortized finance fees related to debt refinancing at Libbey and Crisa.

Total Special charges	$20,036	$6,411	$20,036	$9,408

Special charges classifications as shown in the Condensed Consolidated Statement of Operations :

Cost of sales	$2,543	$867		$867
Selling, general and administrative expenses		1,347		1,347
Special charges	12,587	4,197	15,130	7,194
Interest expense	4,906		4,906

Total special charges	$20,036	$6,411	$20,036	$9,408

In accordance with the SEC’s Regulation G, the following tables 2, 3 and 4 provide non-GAAP measures used in the earnings release and the reconciliation to the most closely related Generally Accepted Accounting Principles (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey’s core business and trends. In addition, it is the basis on which Libbey’s management internally assesses performance and such non-GAAP measures are relevant to Libbey’s determination of compliance with financial covenants included in its debt agreements. Although Libbey believes that the non-GAAP financial measures presented enhance investors’ understanding of Libbey’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.
Table 2
Reconciliation of Non-GAAP Financial Measures for Special Charges
(Dollars in thousands, except per-share amounts)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
(Loss) income from operations	$(4,111)	$2,492	$(1,051)	$2,580
Special charges (excluding write-off of finance fees) — pre-tax	15,130	6,411	15,130	9,408

Adjusted income from operations	$11,019	$8,903	$14,079	$11,988

Reported net loss	$(9,569)	$(870)	$(9,054)	$(2,519)
Special charges — net of tax	13,424	4,295	13,424	6,303

Adjusted net income	$3,855	$3,425	$4,370	$3,784

Diluted loss earnings per share:
Reported net loss	$(0.68)	$(0.06)	$(0.64)	$(0.18)
Special charges — net of tax	0.95	0.31	0.95	0.45

Adjusted net income per diluted share	$0.27	$0.25	$0.31	$0.27

Table 3
Summary Consolidated Pro-forma Results
(Dollars in thousands)
The following reflects summary consolidated pro-forma results as if the Crisa transaction closed on January 1, 2006.

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Libbey
Net sales	$149,418	$144,538	$284,284	$274,322

Earnings / (loss) before interest and tax (EBIT)	10,125	2,171	14,646	3,114

Add: special charges	—	6,411	—	9,408

Less: minority interest (5% for Crisal)	(46)	(4)	(142)	(19)

Adjusted EBIT	10,079	8,578	14,504	12,503

Pro forma adjustments:
Equity (earnings) / loss	(921)	752	(1,986)	198

Libbey adjusted pro forma EBIT	9,158	9,330	12,518	12,701

Depreciation & amortization (adjusted for minority interest)	7,653	8,066	15,988	16,451

Libbey adjusted pro forma earnings before interest tax depreciation and amortization (EBITDA)	$16,811	$17,396	$28,506	$29,152

Crisa
Net sales	$48,660	$48,580	$96,226	$93,736

Earnings / (loss) before interest and tax (EBIT)	(10,854)	448	(6,311)	3,111

Add: special charges	15,130	—	15,130	—

Adjusted EBIT	4,276	448	8,819	3,111

Pro forma adjustments:
Pension expense	1,319	945	2,638	1,890
Profit sharing expense	780	934	1,560	1,868
Vitro corporate tax	643	615	1,286	1,230
Rent expense	235	235	470	470
Other	(18)	(52)	(36)	(104)

Total Crisa pro forma adjustments	2,959	2,677	5,918	5,354

Crisa adjusted pro forma EBIT	7,235	3,125	14,737	8,465

Depreciation & amortization	3,196	3,623	6,250	7,236

Crisa adjusted pro forma earnings before interest tax depreciation and amortization (EBITDA)	$10,431	$6,748	$20,987	$15,701

Net sales adjustments and eliminations	(6,787)	(7,886)	(13,574)	(15,610)

Libbey consolidated
Pro forma net sales	$191,291	$185,232	$366,936	$352,448

Pro forma adjusted EBIT	$16,393	$12,455	$27,255	$21,166

Pro forma adjusted EBITDA	$27,242	$24,144	$49,493	$44,853

Table 4
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(Dollars in thousands)

	Three months ended June 30,
	2006	2005
Net loss	$(9,569)	$(870)
Add:
Interest expense, net	10,200	3,464
Provision for income taxes	(4,720)	(427)
Depreciation and amortization	8,206	8,066

EBITDA	$4,117	$10,233

Add:
Special charges	15,130	6,411

Adjusted EBITDA	$19,247	$16,644

	Six months ended June 30,
	2006	2005
Net loss	$(9,054)	$(2,519)
Add:
Interest expense, net	13,809	6,842
Provision for income taxes	(4,419)	(1,230)
Depreciation and amortization	16,541	16,451

EBITDA	$16,877	$19,544

Add:
Special charges	15,130	9,408

Adjusted EBITDA	$32,007	$28,952

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	THREE MONTHS ENDED
	June 30, 2006 (2)	June 30, 2005
Net sales	$157,998	$144,538

Freight billed to customers	926	481

Total revenues	158,924	145,019

Cost of sales (1)	130,752	117,963

Gross profit	28,172	27,056

Selling, general and administrative expenses (1)	19,696	20,367

Special charges (1)	12,587	4,197

(Loss) income from operations	(4,111)	2,492

Equity earnings (loss) — pretax	921	(752)

Other (loss) income	(907)	431

(Loss) earnings before interest, income taxes and minority interest	(4,097)	2,171

Interest expense (1)	10,200	3,464

Loss before income taxes and minority interest	(14,297)	(1,293)

Provision for income taxes	(4,720)	(427)

Loss before minority interest	(9,577)	(866)

Minority interest	8	(4)

Net loss	$(9,569)	$(870)

Net loss per share:
Basic	$(0.68)	$(0.06)

Diluted	$(0.68)	$(0.06)

Weighted average shares:
Outstanding	14,124	13,869

Diluted	14,124	13,869

(1)	Refer to Table 1 for special charges detail

(2)	Crisa results for April 1, 2006 through June 15, 2006 are reflected in equity earnings. Crisa results for June 16, 2006 through June 30, 2006 are included in the consolidated statement of operations above.

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	SIX MONTHS ENDED
	June 30, 2006 (2)	June 30, 2005
Net sales	$292,864	$274,322

Freight billed to customers	1,383	978

Total revenues	294,247	275,300

Cost of sales (1)	243,929	227,205

Gross profit	50,318	48,095

Selling, general and administrative expenses (1)	38,782	38,321

Special charges (1)	12,587	7,194

(Loss) income from operations	(1,051)	2,580

Equity earnings (loss) — pretax	1,986	(198)

Other (loss) income	(511)	732

Earnings before interest, income taxes and minority interest	424	3,114

Interest expense (1)	13,809	6,842

Loss before income taxes and minority interest	(13,385)	(3,728)

Provision for income taxes	(4,419)	(1,230)

Loss before minority interest	(8,966)	(2,498)

Minority interest	(88)	(21)

Net loss	$(9,054)	$(2,519)

Net loss per share:
Basic	$(0.64)	$(0.18)

Diluted	$(0.64)	$(0.18)

Weighted average shares:
Outstanding	14,081	13,844

Diluted	14,081	13,844

(1)	Refer to Table 1 for special charges detail

(2)	Crisa results for April 1, 2006 through June 15, 2006 are reflected in equity earnings. Crisa results for June 16, 2006 through June 30, 2006 are included in the consolidated statement of operations above.

LIBBEY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30, 2006 (2)	December 31, 2005	June 30, 2005
	(unaudited) (1)		(unaudited)
ASSETS
Cash	$26,661	$3,242	$2,540
Accounts receivable — net	112,195	79,042	72,637
Inventories — net	161,827	122,572	139,860
Deferred taxes	3,153	8,270	8,747
Other current assets	4,807	10,787	5,884

Total current assets	308,643	223,913	229,668
Other assets	51,785	33,483	37,912
Investments	—	76,657	82,122
Goodwill and purchased intangibles — net	200,624	61,603	66,671
Property, plant and equipment — net	295,153	200,128	209,477

Total assets	$856,205	$595,784	$625,850

LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes payable	$1,546	$11,475	$12,200
Accounts payable	59,447	47,020	42,219
Accrued liabilities	67,629	53,011	49,788
Deposit liability	—	—	16,623
Special charges reserve	3,507	2,002	4,491
Other current liabilities	7,184	7,131	2,475
Long-term debt due within one year	825	825	825

Total current liabilities	140,138	121,464	128,621
Long-term debt	463,800	249,379	246,653
Deferred taxes	431	—	12,147
Pension liability	73,994	54,760	42,068
Nonpension postretirement benefits	44,533	45,081	46,052
Other liabilities	24,835	5,461	7,263

Total liabilities	747,731	476,145	482,804
Minority interest	129	34	21

Total liabilities and minority interest	747,860	476,179	482,825
Total shareholders’ equity	108,345	119,605	143,025

Total liabilities and shareholders’ equity	$856,205	$595,784	$625,850

(1)	Crisa balances are consolidated in June 30, 2006 balances.

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	THREE MONTHS ENDED
	June 30, 2006	June 30, 2005
Operating activities
Net loss	$(9,569)	$(870)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,206	8,066
Equity (earnings) loss — net of tax	(546)	444
Minority interest	(8)	4
Change in accounts receivable	(2,722)	197
Change in inventories	1,134	(791)
Change in accounts payable	(7,977)	3,748
Special charges	19,788	2,256
Pension & nonpension postretirement	4,564	1,972
Income taxes	2,802	(1,772)
Other operating activities	(95)	9,388

Net cash provided by operating activities	15,577	22,642

Investing activities
Additions to property, plant and equipment	(12,817)	(8,709)
Business acquisition and related costs — net of cash acquired	(77,571)	(42)

Net cash used in investing activities	(90,388)	(8,751)

Financing activities
Net borrowings	109,378	(12,185)
Debt financing fees	(14,356)	—
Dividends	(352)	(1,386)
Other	195	25

Net cash provided by (used in) financing activities	94,865	(13,546)
Effect of exchange rate fluctuations on cash	105	—

Increase in cash	20,159	345
Cash at beginning of period	6,502	2,195

Cash at end of period	$26,661	$2,540

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	SIX MONTHS ENDED
	June 30, 2006	June 30, 2005
Operating activities
Net loss	$(9,054)	$(2,519)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	16,541	16,451
Equity (earnings) loss — net of tax	(1,378)	29
Minority interest	88	21
Change in accounts receivable	4,516	(1,697)
Change in inventories	2,922	(4,511)
Change in accounts payable	(15,312)	(7,886)
Special charges	18,924	3,512
Pension & nonpension postretirement	6,203	3,559
Income taxes	(5,244)	(6,878)
Other operating activities	2,169	11,410

Net cash provided by operating activities	20,375	11,491

Investing activities
Additions to property, plant and equipment	(34,256)	(19,114)
Business acquisition and related costs — net of cash acquired	(77,571)	(28,990)

Net cash used in investing activities	(111,827)	(48,104)

Financing activities
Net borrowings	129,630	35,593
Debt financing fees	(14,356)	—
Stock options exercised	—	99
Dividends	(703)	(2,768)
Other	195	(15)

Net cash provided by financing activities	114,766	32,909
Effect of exchange rate fluctuations on cash	105	—

Increase (decrease) in cash	23,419	(3,704)
Cash at beginning of period	3,242	6,244

Cash at end of period	$26,661	$2,540